Dear Shareholder:

           The other day a portfolio manager asked, "Why get excited about this proxy fight, only one seat is at stake?" The fact is that more than one seat is at stake! Rocky Aoki, through his children (the "Aoki Family"), who serve as trustees of Benihana of Tokyo, Inc. ("BOT"), has forced this proxy fight to capture control of Benihana Inc. (the "Company" or "Benihana"). Yet BOT owns less than 18.1% of the economic value of your Company. And, they have distorted and misrepresented many facts, and seek to mislead you in order to gain your support.

           I URGE YOU TO RETURN THE ENCLOSED WHITE PROXY CARD SENT TO YOU BY MANAGEMENT AUTHORIZING THE ELECTION OF YOSHIHIRO SANO.

           On the face of it, there should be no contest. Yoshihiro Sano is experienced and knowledgeable in the restaurant business, and an investment banker with a truly international reputation in Japan, the U.K. and the United States. He has served the Company the past two years as an "independent" director (as independent is defined under Rule 4200(a)(15) under the NASD listing standards), and has provided the Company with valuable advice and service on a number of occasions. His opponent, Lewis Jaffe, a hand picked candidate of the Aoki Trust admittedly has no restaurant experience, has limited knowledge, if any, of the hospitality and he has no plans for the Company. He can be expected to back the Aoki Family in every decision the Board has to make since he is their nominee, and he can be expected to surely put BOT's interest first.

           I urge you, vote for Mr. Sano. He is, hands down, the better, more qualified and more beneficial candidate.

           This proxy fight is about control. Should all the shareholders of Benihana Inc. control the Company, or should just BOT? BOT is ostensibly controlled by Kyle, Kana and Kevin Aoki, Rocky Aoki's children. Control of BOT was put in their hands following Rocky Aoki's felony conviction for insider trading. It was necessary to do so because the state liquor authorities of various states prohibit a convicted felon from owning or participating in the management of such licensed enterprises.

           Until this year, none of the Aoki trustees has expressed any disagreement with the Company's business strategies - neither Kyle, Kana Aoki nor Kevin Aoki who is a member of management and has sat on the Board since November 1998. Indeed, none of them, but especially Kevin Aoki, who sat in on every discussion the Board had with regard to a recently completed Preferred Stock financing with the publicly owned BFC Financial Corporation (which resulted in this proxy fight), and had the opportunity to do so, opposed the financing until recently. Once the Company had legally committed to the Preferred Stock financing, Rocky Aoki, their father, began to forcefully express his anger and concern over the impact of the transaction on his family's voting control of your Company.

           Management and the Board of Directors have always believed that the potential benefits of the Preferred Stock financing for all shareholders clearly outweighed the Aoki Family's concern for voting control. Nor would the transaction seriously impact their voting influence, since they would still have the right to vote approximately 38.0% of the Common shares for three-fourths of the Company's Board seats after completion of the second tranche of the Preferred Stock financing.

           Rocky Aoki founded Benihana, but, sad to say, the recent actions of BOT in launching this unnecessary, divisive and expensive proxy contest to oppose one highly qualified Director reflects the desire of Rocky Aoki's children to assuage their father's anger. In the opinion of the Company, there are no sound economic reasons for it.

           BUT EVEN MORE IMPORTANT AS THE REASON FOR YOU TO VOTE THE WHITE PROXY CARD IS THAT IT WILL BE AN AFFIRMATION OF OUR COMPANY'S INTENTION TO GROW AND PROSPER IN A MANNER THAT BENEFITS ALL SHAREHOLDERS - NOT JUST THE BENEFICIARIES OF BOT.

o Yoshihiro Sano is just the type of professional, knowledgeable individual we should have on the Board as a committed "independent" director (as independent is defined under Rule 4200(a)(15) under the NASD listing standards), one who will serve ALL shareholders.

o The Preferred Stock financing entered into with BFC Financial Corporation will enable our Company to move ahead with its growth plans by adding needed equity to our capital base. It will permit implementation of plans to upgrade teppanyaki restaurants that after decades of operations still are capable of growth, and promote development of new teppanyaki restaurants with heightened efficiency and reduced construction costs to improve shareholders returns. And the Preferred Stock financing will help assure our Company's ability to grow our highly successful Haru and RA Sushi concepts.

o The Company has enjoyed steady revenue growth, a high sustained level of profitability and expanding EBITDA, despite 9/11, an economic slowdown, climbing medical and workers' compensation costs, and rising commodity prices. Our financial performance is among the best in our peer group of casual restaurants, and customer traffic at our restaurants keeps setting new records.

o The Company's stock price has been a superior long-term investment, outperforming the broad based stock averages and our peer group.

o Our objective is clear - to build sustained value for ALL shareholders, and to do so in a highly responsible, prudent manner.

o We are committed to the highest standards of corporate governance, total transparency in all transactions, and to maintain the good name of the Company so that all of us - shareholders, employees, customers - can be proud of our Company

           BOT has announced no such plans, other than striving to force control over the Company. And then, who knows what! Rocky Aoki's talents lie in promotion, not in management, even if his felony conviction could be ignored - which it can't. None of the BOT trustees have business backgrounds, other than Kevin Aoki, whose primary experience is in marketing.

           And it is clear from BOT's latest communication to shareholders that they will resort to MISLEADING, INACCURATE and DISTORTED statements to further their ill-conceived, self-indulgent campaign.

                HERE ARE THE FACTS:

1. The Company's return on invested capital is far in excess of what BOT maintains. The reason: BOT disingenuously neglects the necessity to replace and replenish older, worn-out assets as part of the ongoing operations of the Company.

2. Invested capital is already generating impressive, outstanding returns. Specifically, the approximately $19.8 million invested in our new concepts - Haru and RA Sushi--has resulted in Haru contributing $714,000 in the first year acquired; $1.7 million in year 2 and 3, $5.1 million in year 4, and $6 million last year. RA Sushi contributed $938,000 in year 1 and $2.16 million last year.

3. Profitability in the last two years has been adversely affected by factors common to all restaurant chains - 9/11, soaring medical costs, and rising commodity costs, especially for beef which represents 40% of our cost.

4. Contrary to what BOT asserts, the Company's stock has significantly outperformed the industry and broad based market averages over a sustained period. I invite you to look at the chart in the Company's Proxy Statement.

5. Kevin Aoki, a BOT trustee and member of the Company's Board of Directors, participated fully in all Board decisions in the five years he has been a Director. He never cast a vote in opposition to any Board action, including adoption of the recent Preferred Stock financing. No Aoki trustee ever expressed disagreement with any Board action prior to the recent financing, although they were fully aware of the direction the Board was going on this transaction, until after the Company was legally committed to it. ROCKY AOKI IS PROHIBITED BY LAW, BECAUSE OF HIS FELONY CONVICTION FOR INSIDER TRADING, FROM TAKING AN ACTIVE ROLE IN THE MANAGEMENT OF OUR COMPANY.

6. ROCKY AOKI HAS A CHECKERED BUSINESS CAREER. He settled one SEC insider trading complaint, and he pleaded to a felony conviction in another insider trading case. OUR ACQUISITION OF 17 TEPPENYAKI RESTAURANTS HE ONCE OWNED REQUIRED THEIR RESUSCITATION WITH MILLIONS OF DOLLARS IN ORDER TO TURN THEM AROUND BECAUSE THEY WERE SO POORLY MANAGED AND CASH POOR UNDER ROCKY AOKI'S MANAGEMENT. In our hands, sales and profitability, lackluster at best during Rocky Aoki's management, increased by 41% and 60%, respectively.

7. No member of the Aoki family has offered a coherent explanation of how they would grow the Company without additional capital, nor have they challenged our economic plan to benefit all shareholders that the financing is designed to achieve. The Aoki Family is concerned only with dilution of their voting control. THEY WANT TO BLOCK THE CONTINUED GROWTH OF BENIHANA AND SACRIFICE THE BENEFITS TO ALL SHAREHOLDERS IN ORDER TO PRESERVE THEIR ABSOLUTE CONTROL, ALTHOUGH BOT'S INTEREST REPRESENTS A MINORITY OF THE COMPANY'S ECONOMIC WORTH.

8. BOT trustees incomprehensively criticize the Haru concept, although it has been a consistent winner, as indicated above. We continue to expand Haru, with a new location set for this fall in lower Manhattan and development of the first Haru restaurant outside New York City, in Philadelphia.

9. BOT Trustees complain about bonuses paid in fiscal years 2004, 2003 and 2002. The fact is, no CEO bonus was paid in FY 2004, and in the other years they were substantially reduced from prior years.

10. The BOT Trustees claim there is no immediate need for financing, because they want to preserve their CONTROL. They oppose it because the BOT Trustees have expressed no interest in significantly growing the Company. The Preferred Stock financing was needed, as the Board unanimously determined, with Kevin Aoki participating, in order to implement and benefit from a growth strategy to which the Company was committed.

11. BOT Trustees intentionally misconstrues the Company's certificate of incorporation and Delaware law in applying them to the transaction. BFC Financial Corporation was granted preemptive rights, common in private placements and permitted both by the certificate of incorporation and Delaware General Corporation Law, only in a very narrow, limited instance. The agreement grants no broad preemptive rights of any kind. Ironically, one of the "eleventh-hour" financing alternatives presented by the Aoki Family included, word for word, the same provision.

12. Any equity financing would dilute existing shareholders, but BOT has made it clear that the only dilution it will not tolerate is the dilution to its voting power, exercised through the Common Stock. Rocky Aoki has been a consistent seller of the Class A stock, disposing of 595,571 shares, since June, 2001and this month he filed an agreement to sell up to an additional 61,614 of the Class A shares. BOT doesn't give a hoot about any stock other than the Common Stock, which they want to control.



Even in calculating shareholder returns, BOT, in presenting its deeply flawed per share price comparisons - it used a five-year comparison that suited its purpose -- fails to reflect a 15% stock dividend.

THE BOT TRUSTEES ARE SIMPLY NOT TO BE TRUSTED. RETURN THE WHITE PROXY CARD AUTHORIZING THE ELECTION OF YOSHIHIRO SANO NOW.

I feel very strongly about these issues, and I am available to promptly answer any questions you may have.


                                         Most sincerely yours,


                                         Joel A. Schwartz
                                         President and CEO



If you have questions or need assistance in voting your shares, please call:

                        GEORGESON SHAREHOLDER
                        17 State Street, 10th Floor
                        New York, NY  10004
                        (866) 432-2791  (Toll Free)